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                                                                      Exhibit 11

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
            STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)

                                                  Years Ended December 31,
                                           ------------------------------------
                                             1999          1998          1997
                                           --------      --------      --------
Net income                                 $  2,119      $ 51,940      $ 33,782
                                           ========      ========      ========
Basic:
     Weighted average number of common
         shares outstanding                  60,004        58,079        54,632
                                           ========      ========      ========
     Net income per common share           $    .04      $    .90      $    .62
                                           ========      ========      ========

Diluted:
     Weighted average number of common
         shares outstanding                  60,004        58,079        54,632
     Dilutive effects of stock options,
         restricted stock, and warrants       1,741         5,222         6,143
                                           --------      --------      --------
     Weighted average common and common
         equivalent shares outstanding       61,745        63,301        60,775
                                           ========      ========      ========
     Net income per common and common
         equivalent share                  $    .03      $    .83      $    .55
                                           ========      ========      ========